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                                                                      EXHIBIT 11

                        Alabama National BanCorporation
                 Computation of Earnings Per Share (Unaudited)
                   (In thousands, except per share amounts)
                   ----------------------------------------
                                                                   Per Share
                                           Income       Shares       Amount
                                           ------       ------       ------

 THREE MONTHS ENDED MARCH 31, 2001
 Basic EPS net income...................   $ 5,843        11,788     $ 0.50
                                                                     ======
 Effect of dilutive securities..........         -           239
                                           -------     ---------
 Diluted EPS............................   $ 5,843        12,027     $ 0.49
                                           =======     =========     ======

 THREE MONTHS ENDED MARCH 31, 2000
 Basic EPS net income...................   $ 5,956        11,801     $ 0.50
                                                                     ======
 Effect of dilutive securities..........         -           129
                                           -------     ---------
 Diluted EPS............................   $ 5,956        11,930     $ 0.50
                                           =======     =========     ======